Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE	February 6, 2007
For more information:
Jay Barta
972-685-2381
jbarta@nortel.com
Peter Currie to Step Down as CFO of Nortel
TORONTO — Nortel* [NYSE/TSX: NT] today announced that Peter Currie will step down as Executive Vice-President and Chief Financial Officer of Nortel and Nortel Networks Limited, effective April 30, 2007. Following that date, Mr. Currie will continue to provide advice and assistance to the Company to ensure a smooth transition. The Company has initiated a search to fill the position.
“I want to thank Peter for his very significant contribution to Nortel over the past two years,” said Mike Zafirovski, president and CEO, Nortel. “Peter has successfully steered Nortel through many difficult financial issues and, in the process, has enhanced the Company’s governance. In addition, he leaves behind a very strong finance organization led by a team of consummate professionals. On a personal level, I will miss his counsel and sound judgment. I and the entire Nortel team want to wish him well as he takes on new challenges.”
“I believe that I have achieved at Nortel what I returned to accomplish. We have transformed the finance organization, significantly strengthened internal controls, and improved the balance sheet,” said Mr. Currie. “I look forward now to pursuing other challenges and I am confident in the future success of Nortel. I want to thank my colleagues for their support and collaboration over the past few years.”
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
“Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K/A, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.”
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.